Exhibit 99.1

For Immediate Release

Full House Resorts Announces 10-KSB Filing Date

LAS VEGAS, NEVADA, March 31, 2006 — Full House Resorts, Inc. (AMEX: FLL) today announced that it has filed, as provided for under SEC regulations, Form 12b-25 to allow an additional 15 days for the Company to complete its Annual Report on Form

10-KSB.

Andre R. Hilliou, Chief Executive Officer, stated, “The Company has re-evaluated its accounting methodology surrounding its advances to and contractual relationships with Indian tribes. We have determined, as is becoming the dominant practice in the industry, that a portion of these advances should be capitalized as receivables or interests in management contracts that are acquired as part of development agreements. Historically, we recorded our advances to Indian tribes as development expenses or notes receivable. As a result of the change, recognized expenses will be decreased resulting in increased net income. While the precise effect has not been determined, we expect that long-term assets related to Indian casino projects, retained earnings at December 31, 2004 and net income for 2004 and 2005 will increase. There will be no effect on cash flows for either annual period.”

The Company anticipates filing a Form 8-K explaining the re-evaluation of this accounting methodology and the filing of amended Forms 10-QSB for the quarterly periods ended March 31, June 30 and September 30, 2005.

The Company is currently finalizing its financial statements and related disclosures for inclusion in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005. Full House has dedicated significant resources to the completion of its financial statements. Despite this, there have been delays in completing the financial statements for the reasons explained above. Full House continues to dedicate significant resources to the preparation of its financial statements and currently anticipates filing the Form 10-KSB on or before the extended deadline of April 14, 2006.

Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Full House’s filings with the SEC. Full House undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.